EXHIBIT 10.8

SUMMARY OF COMPENSATORY ARRANGEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS

The Company employs the following persons on an “at will” basis to serve in the positions indicated:

Employee	2005 Base Salary	2005 Bonus Potential (As a Percentage of Base Salary)
James P. McCloskey, Chief Financial Officer, Secretary	$288,960	35% – 105%

Michael E. Woods, Senior Vice President – Franchise Development	$283,800	35% – 105%

Robert Merullo, Senior Vice President – Operations	$273,480	35% – 105%

Eric Houseman, Vice President – Operations	$211,500	25% – 75%

Todd A. Brighton, Vice President - Corporate Development	$211,500	25% – 75%

In 2005, each of these employees is entitled to receive the following:

•	Annual Base Salary in the amount indicated above. The Board of Directors of the Company approves the annual base salary for each of these executive officers.

•	Bonus: Paid after the close of the fiscal year, provided the Company achieves its minimum EBITDA target. The bonus is calculated as a percentage of base salary. That percentage varies in direct relation from low to high depending on (a) how the Company performs against EBITDA targets set by the Board of Directors, and (b) how the employee performs against individual performance goals approved by the Chief Executive Officer. The Chief Executive Officer, using his subjective judgment, measures the employee’s performance against those individual performance goals after the end of the Company’s fiscal year.

•	Stock Options: May be awarded at the discretion of the Board of Directors pursuant to the Company’s 2004 Performance Incentive Plan at the fair market value as of the date of the award.

•	Other Compensation: Car allowance and eligibility to participate in various other Company benefits plans offered to salaried employees generally, such as health, dental, life and disability insurance, employee stock purchase plan (or ESPP), retirement plan and deferred compensation plan.

Mr. Woods, in addition to the forgoing terms, is employed pursuant to an agreement that provides that, if he does not resign and is not terminated for cause, he will paid an amount equal to his then current base salary in twelve equal monthly installments commencing the month following his separation from the Company.